EXHIBIT 99

EMC INSURANCE GROUP INC.
DECLARES 119th CONSECUTIVE
QUARTERLY CASH DIVIDEND

DES MOINES, Iowa (August 24, 2011) – The Board of Directors of EMC Insurance Group Inc. (NASDAQ OMX/GS: EMCI) today declared a quarterly dividend of $0.19 per share of common stock payable September 14, 2011 to shareholders of record as of September 7, 2011. This is the one hundred and nineteenth consecutive quarterly dividend declared since EMC Insurance Group Inc. became a publicly-held company in February 1982.

EMC Insurance Group Inc. is the publicly-held insurance holding company of Employers Mutual Casualty Company (Employers Mutual), a multiple-line property and casualty insurance company. Employers Mutual is an Iowa mutual insurance company licensed in all 50 states and the District of Columbia. Employers Mutual and all of its subsidiaries (including the Company) and an affiliate are referred to as the “EMC Insurance Companies.”  For more information, visit our website at www.emcins.com.